SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAPITAL BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

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333 Fayetteville Street

Raleigh, North Carolina 27601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 25, 2006

To Our Shareholders:

We cordially invite you to attend the 2006 Annual Meeting of Shareholders of Capital Bank Corporation (the “Company”), which we are holding on Thursday, May 25, 2006 at 5:00 p.m. at the Company’s corporate office located at Capital Bank Plaza, 333 Fayetteville Street, Raleigh, North Carolina 27601, for the following purposes:

(1)	To elect six nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2009;

(2)	To ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(3)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 14, 2006 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

B. Grant Yarber
Chief Executive Officer

Raleigh, North Carolina

April 28, 2006

CAPITAL BANK CORPORATION

333 Fayetteville Street

Raleigh, North Carolina 27601

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 25, 2006

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 28, 2006, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 25, 2006 at 5:00 p.m. at the Company’s corporate office located at Capital Bank Plaza, 333 Fayetteville Street, Raleigh, North Carolina 27601, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	To elect six nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2009;

•	To ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by:

•	Filing with the Secretary of the Company written notice of revocation;

•	Duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised; or

•	Attending the Annual Meeting and voting in person.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 14, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the meeting. As of the close of business on April 14, 2006, the Company had outstanding 11,623,629 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 14, 2006 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address.

The percentages shown below have been calculated based on 11,623,629 total shares of Common Stock outstanding as of April 14, 2006.

Name	Aggregate Number of Shares Beneficially Owned (1) (2)	Acquirable within 60 Days (3)	Percent of Class Outstanding
5% Shareholder:
Maurice J. Koury (4)	661,495	—	5.69%
Directors and Director Nominees:
Charles F. Atkins (5)	76,773	12,000	*
James A. Barnwell, Jr.	85,940	—	*
William C. Burkhardt	25,498	16,300	*
Leopold I. Cohen (6)	39,602	12,750	*
John F. Grimes, III (7)	10,501	14,416	*
Robert L. Jones (8)	41,477	13,500	*
O. A. Keller, III (9)	53,175	22,800	*
Oscar A. Keller, Jr. (10)	64,779	16,750	*
Ernest A. Koury, Jr. (11)	3,935	—	*
James G. McClure, Jr. (12)	59,641	—	*
James D. Moser, Jr. (13)	43,517	10,000	*
George R. Perkins, III (14)	100,451	12,000	*
Don W. Perry (15)	66,108	12,500	*
Carl H. Ricker, Jr. (16)	233,288	5,487	2.05%
Richard H. Shirley	81,792	—	*
J. Rex Thomas (17)	28,247	12,750	*
Samuel J. Wornom, III (18)	42,943	14,750	*
B. Grant Yarber (19)	8,620	30,000	*
Named Executive Officers:
A. Christine Baker (20)	101,831	—	*
Mark J. Redmond	500	5,000	*
Richard W. Edwards (21)	1,108	—	*
Karen H. Priester (22)	4,450	—	*
All directors and executive officers as a group (20 persons) (23)	1,168,711	211,003	11.66%

*	Less than one percent
(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	Amounts do not include the number of stock units credited to the account of each non-employee director participating in the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors. These units are payable, at the sole discretion of the Company, either in shares of Common Stock or cash following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees as of April 14, 2006, is as follows: 2,308 stock units for Mr. Atkins; 2,161 stock units for Mr. Burkhardt; 2,678 stock units for Mr. Cohen; 2,453 stock units for Mr. Grimes; 2,336 stock units for Mr. Jones; 22,232 stock units for Mr. O. A. Keller, III; 2,819 stock units for Mr. Moser; 2,261 stock units for Mr. Perkins; 2,838 stock units for Mr. Perry; 3,244 stock units for Mr. Ricker; 2,451 stock units for Mr. Thomas; and 11,505 stock units for Mr. Wornom.

(3)	Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on April 14, 2006 or within 60 days thereafter under the Company’s stock option plans.
(4)	Based on the conversion of 271,685 shares of 1st State Bancorp, Inc. (“1st State Bancorp”) Common Stock held by Mr. Koury, which were converted to 661,495 shares of Common Stock, pursuant to the Merger Agreement dated June 29, 2005 between Capital Bank Corporation and 1st State Bancorp; and a review of a Schedule 13G filed with the SEC on December 31, 2004, with respect to 1st State Bancorp Common Stock. This total does not include shares of Common Stock that may have been acquired pursuant to the merger by the Maurice J. Koury Foundation, Inc. (owned 17,500 shares of 1st State Bancorp Common Stock), Carolina Hosiery Mills, Inc. (owned 38,500 shares of 1st State Bancorp Common Stock), and the Carolina Hosiery Mills, Inc. Employees Profit Sharing Trust (owned 11,500 shares of 1st State Bancorp Common Stock). These 67,500 shares of 1st State Bancorp Common Stock could have been converted to a maximum issuance of 164,348 shares of Common Stock in the merger, and Mr. Koury may have input into decisions concerning the voting power over these shares. The business address of Mr. Koury is P.O. Drawer 850, Burlington, North Carolina 27216. Mr. Koury is the uncle of Ernest A. Koury, Jr., one of the Company’s directors.
(5)	Includes 50,000 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 11,411 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins.
(6)	Includes 200 shares held by Mr. Cohen’s wife and 4,590 held in Mr. Cohen’s personal pension plan of Lee Iron and Metal Co., Inc., a company in which Mr. Cohen and his family are the principal stockholders.
(7)	Includes 2,560 shares held by Mr. Grimes’ wife, 940 shares held in an Individual Retirement Account, and 1,100 shares held by Mr. Grimes’ wife in her Individual Retirement Account.
(8)	Includes 1,000 shares held by Mr. Jones’s wife, 2,000 shares held in an Individual Retirement Account, 23,500 shares held by the Sheridan Trust, and 6,000 shares held by the Robert L. Jones Charitable Foundation.
(9)	Includes 18,795 shares held jointly with Mr. Keller’s wife, 24,491 shares held in Individual Retirement Accounts, and 4,177 shares held by Mr. Keller’s children and grandchildren. Oscar A. Keller, Jr. is the father of O. A. Keller, III.
(10)	Includes 31,500 shares held jointly with Mr. Keller’s wife and 22,500 shares held by Parkview Retirement Home, Inc., a company wholly owned by Mr. Keller.
(11)	Includes 1,500 shares held as custodian for Mr. Koury’s daughter.
(12)	Includes 16,225 shares held jointly with Mr. McClure’s wife, 5,381 shares held by Mr. McClure’s wife, and 38,035 shares held in Individual Retirement Accounts.
(13)	Includes 7,817 shares held by Mr. Moser’s wife and 3,282 shares held by Mr. Moser’s aunt, for which Mr. Moser has power of attorney.
(14)	Includes 64,115 shares held by Mr. Perkins’ father, for which Mr. Perkins has a proxy to vote.
(15)	Includes 7,500 shares held by Mr. Perry’s wife, 1,800 shares held as custodian for Mr. Perry’s minor children, and 44,265 shares held by Lee Brick & Tile Company, of which Mr. Perry owns 4.0% of the outstanding ownership interests.
(16)	Includes 76 shares held in an Individual Retirement Account.
(17)	Includes 14,300 shares held by Mr. Thomas’ wife and 1,018 shares held by Mr. Thomas’ wife as custodian for their daughter.
(18)	Includes 2,082 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee, and 2,053 shares held by a family limited partnership.
(19)	Includes 500 shares held jointly with Mr. Yarber’s wife, 400 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an Individual Retirement Account, and 658 shares held in the Company’s 401(k) Retirement Plan.
(20)	Includes 19,721 shares held as custodian for Ms. Baker’s daughter, 35,999 shares held by the 1st State Bank Employee Stock Ownership Plan, 13,795 shares held in the 1st State Bank 401(k) retirement plan, 108 shares held in the Company’s 401(k) Retirement Plan, and 518 shares held in an Individual Retirement Account.
(21)	Based solely on review of a Form 4 filed with the SEC on August 5, 2005, which shows 504 shares owned and 604 shares held in an Individual Retirement Account. Mr. Edwards resigned as Chief Financial Officer of the Company and Capital Bank effective July 7, 2005.
(22)	Based on review of a Form 4 filed with the SEC on December 16, 2004, which shows 450 shares held in an Individual Retirement Account, and Ms. Priester’s exercise of stock options on May 16, 2005. Ms. Priester resigned as Chief Credit Officer of the Company and Capital Bank effective April 25, 2005.
(23)	Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Mr. Yarber, Mr. Redmond and Ms. Baker, each of whom are executive officers of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees the Company’s business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with the Company’s Chief Executive Officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them, and by participating in board and committee meetings.

The Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class I directors expires at the 2007 Annual Meeting of Shareholders, the term of office of the Class II directors expires at the 2008 Annual Meeting of Shareholders, and the term of office of the Class III directors expires at the Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company’s Bylaws, the term of office of directors who were elected by the board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors of that class are elected. Six of the Class III directors are standing for election at the Annual Meeting: William C. Burkhardt, Leopold I. Cohen, O. A. Keller, III, Ernest A. Koury, Jr., George R. Perkins, III and Carl H. Ricker, Jr. The Board of Directors, in its business judgment, has made an affirmative determination that each of the directors in Class I (except B. Grant Yarber) and Class II, and each nominee for director in Class III (except William C. Burkhardt) meets the definition of “independent director” as that term is defined in the Nasdaq Marketplace Rules.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I	Class II	Class III
(Term Expiring 2007)	(Term Expiring 2008)	(Term Expiring 2006)

Charles F. Atkins	James A. Barnwell, Jr.	William C. Burkhardt
Oscar A. Keller, Jr.	John F. Grimes, III	Leopold I. Cohen
James G. McClure, Jr.	Robert L. Jones	O. A. Keller, III
James D. Moser, Jr.	Richard H. Shirley	Ernest A. Koury, Jr.
Don W. Perry	J. Rex Thomas	George R. Perkins, III
B. Grant Yarber	Samuel J. Wornom, III	Carl H. Ricker, Jr.

Besides the family relationship between Oscar A. Keller, Jr. and O. A. Keller, III, there are no family relationships among the Company’s other directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Directors Meetings

The Board of Directors met fourteen times during 2005. In addition, the Company’s independent directors held six meetings in executive session without management or management directors during 2005. No director attended fewer than 75% of the total number of Board of Directors meetings held during 2005 and the total number of meetings held by committees of the board on which he served.

Policy on Attendance at Annual Meetings of Shareholders. The Company does not have a stated policy, but encourages its directors to attend each Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, held on May 26, 2005, each of the Company’s fifteen directors was present and in attendance.

Board of Directors Committees

The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation/Human Resources Committee.

Executive Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the board. During 2005, the Executive Committee met twelve times. The members of the Executive Committee for 2005 were Carl H. Ricker, Jr. (Chairman), Robert L. Jones, O. A. Keller, III, Don W. Perry and B. Grant Yarber. James A. Barnwell, Jr. was appointed as a member of the Executive Committee on February 23, 2006.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and in connection with such oversight responsibilities, reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. During 2005, the Audit Committee met thirteen times.

The members of the Audit Committee for 2005 were James D. Moser, Jr. (Chairman), O. A. Keller, III, George R. Perkins, III, Don W. Perry, Carl H. Ricker, Jr. and Samuel J. Wornom, III. Richard H. Shirley was appointed as a member of the Audit Committee on January 26, 2006. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Moser, Keller III, Perkins, Perry, Ricker, Shirley and Wornom are “independent directors” as that term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Board of Directors has also determined, in its business judgment, that Mr. Moser is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below.

Compensation/Human Resources Committee. The role of the Compensation/Human Resources Committee is to recommend the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. During 2005, the Compensation/Human Resources Committee met seven times.

The members of the Compensation/Human Resources Committee for 2005 were Leopold I. Cohen (Chairman), John F. Grimes, III, Robert L. Jones, O. A. Keller, III and Don W. Perry. None of the current members of the Compensation/Human Resources Committee are employed by the Company, and the Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Cohen, Grimes, Jones, Keller III and Perry is an “independent director” as that term is defined by Nasdaq Marketplace Rules. For additional information regarding the Compensation/Human Resources Committee, see “Compensation/Human Resources Committee Report” below.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the independent directors perform the functions that might otherwise be performed by such a committee. In addition, a majority of the independent directors on the board must approve all director nominees. Therefore, the Board of Directors believes the current practices of the independent directors are appropriate for nominating directors.

In identifying candidates for the Company’s Board of Directors, the independent directors consider the composition of the board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the independent directors consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the board and the Company, to maintain a balance of knowledge, experience and capability. The independent directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. A majority of the independent directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the independent directors on the board (and the Board of Directors generally) is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The independent directors on the board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company’s Board of Directors has adopted a code of ethics ( the “Code of Ethics”) that applies to all of the Company’s officers including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available at www.capitalbank-nc.com or free of charge upon written request to Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949.

PROPOSAL 1: ELECTION OF DIRECTORS

A majority of the independent directors on the Board of Directors have nominated William C. Burkhardt, Leopold I. Cohen, O. A. Keller, III, Ernest A. Koury, Jr., George R. Perkins, III and Carl H. Ricker, Jr. for election to serve as Class III directors until the 2009 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office).

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than six nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Under North Carolina law (under which the Company is incorporated), directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, the six candidates who receive the highest number of votes as Class III directors will be elected as Class III directors of the Company. Any shares not voted (whether by abstention, broker nonvote or otherwise) will have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director
Class I
Charles F. Atkins	Director	57	2003
Oscar A. Keller, Jr.	Director	85	1997
James G. McClure, Jr.	Director	60	2006
James D. Moser, Jr. (3)	Director	68	2002
Don W. Perry (1)(2)(3)	Director	47	2003
B. Grant Yarber (1)	President, Chief Executive Officer and Director	41	2004

Class II
James A. Barnwell, Jr. (1)	Director	65	2006
John F. Grimes, III (2)	Director	63	2003
Robert L. Jones (1)(2)	Director	69	1997
Richard H. Shirley (3)	Director	59	2006
J. Rex Thomas	Director	60	2003
Samuel J. Wornom, III (3)	Director	63	1997

Class III
William C. Burkhardt	Director	68	1997
Leopold I. Cohen (2)	Director	68	2003
O. A. Keller, III (1)(2)(3)	Chairman of the Board of Directors	61	1997
Ernest A. Koury, Jr.	Director	52	2006
George R. Perkins, III (3)	Director	38	2003
Carl H. Ricker, Jr. (1) (3)	Director	63	2002

(1)	Member of Executive Committee
(2)	Member of Compensation/Human Resources Committee
(3)	Member of Audit Committee

Class I

Charles F. Atkins, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past seventeen years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Oscar A. Keller, Jr., has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past eleven years, President and CEO of Parkview Retirement Home, Inc., a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

James G. McClure, Jr., was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. McClure is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 26 years, President of Green & McClure Furniture Company, a retail furniture store in Graham, North Carolina. He currently serves as Chairman of the Graham Area Business Association and has served on the zoning board for the City of Graham.

James D. Moser, Jr., was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in 2002. Mr. Moser is a former director of First Community Financial Corporation, which was acquired by the Company in January 2002, and Community Savings Bank, Inc., First Community Financial Corporation’s banking subsidiary. He is a Certified Public Accountant and has been a partner in the accounting firm of Gilliam, Coble & Moser, LLP, Burlington, North Carolina for the past 33 years. Mr. Moser is the Secretary, Treasurer and a director of the Capital Bank Charitable Foundation, Inc., a charitable foundation independent from the Company and Capital Bank.

Don W. Perry has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past seven years, the President of Lee Brick and Tile Company located in Sanford, North Carolina.

B. Grant Yarber was elected to serve as a director of the Company in May 2004 when he was promoted to Chief Executive Officer of the Company. Prior to joining Capital Bank in July 2003, he was the Chief Lending Officer and Chief Credit Officer of MountainBank in Hendersonville, North Carolina. Mr. Yarber also served two years as Senior Credit Manager in the Southeast region for Bank of America in Tampa, Florida.

Class II

James A. Barnwell, Jr., was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Barnwell was Chairman of 1st State Bancorp, Inc., which was acquired by the Company in January 2006, and 1st State Bank, 1st State Bancorp’s banking subsidiary. He is currently, and has been for the past 32 years, President of Huffman Oil Company, Inc., a petroleum marketer in Burlington, North Carolina. He has served on the advisory board of the Salvation Army Boys & Girls Club and the Alamance County YMCA board. He also serves on the board of directors of the Alamance Regional Medical Center.

John F. Grimes, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since 1999 and has served as a director of the Company since 2003. He is currently, and has been for the past ten years, a Partner of Cecil Budd Tire Company located in Siler City, North Carolina.

Robert L. Jones has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 25 years, Chairman of Davidson and Jones Hotel Corporation in Raleigh, North Carolina.

Richard H. Shirley was elected to serve as director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Shirley is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 25 years, President of Dick Shirley Chevrolet, Inc., an automobile dealership located in Burlington, North Carolina. He has served as the President of the Alamance County YMCA and as a member and Chairman of the Economic Development Committee of the Burlington Area Chamber of Commerce.

J. Rex Thomas has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since 2003. He is currently, and has been for the past seven years, the President of Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company headquartered in Raleigh, North Carolina, with offices in Chapel Hill and Durham. Mr. Thomas currently serves on the Campbell University Board of Advisors, the Research Triangle Service Center Board and the Wake County Economic Development Board.

Samuel J. Wornom, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past ten years, President of Nouveau Properties, an investment company located in Sanford, North Carolina.

Class III

William C. Burkhardt has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. Mr. Burkhardt also served as Chief Executive Officer of the Company from August 2003 to April 2004. He is the former President and CEO of Austin Quality Foods, which was sold to the Keebler/Kellogg Company in 2000. He currently, and for the past two years, has served as Chairman and CEO of Titan Holdings, LLC, in Raleigh, North Carolina, and serves as a director of Plaza Belmont II in Kansas City, Missouri, and of SCANA Corporation in Columbia, South Carolina.

Leopold I. Cohen has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since 2003. He is currently, and has been for the past 32 years, Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

O. A. Keller, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director and as Chairman of the Board of Directors of the Company since its inception. He is currently, and has been for the past nine years, Managing Member of Keller Group, LLC, developers and general contractors of Sanford, North Carolina. Mr. Keller is the son of Oscar A. Keller, Jr.

Ernest A. Koury, Jr., was elected to serve as director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Koury is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 30 years, Vice President of Carolina Hosiery Mills, Inc., a hosiery mill in Burlington, North Carolina. He has served as Chairman of the Alamance County Planning Board and a member of the Elon University Board of Visitors.

George R. Perkins, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since 2003. Mr. Perkins is currently, and has been for the past five years, President of Frontier Spinning Mills, Inc., a textiles company located in Sanford, North Carolina.

Carl H. Ricker, Jr. was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is currently, and has been for 19 years, the President of Azalea Development Management Company, a commercial real estate development company located in Asheville, North Carolina.

COMPENSATION

Director Compensation

Director Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors will receive an annual retainer fee of $10,000 during 2006 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the board. Directors will also be paid $750 ($2,000 in the case of the Chairman of the Board) for each board meeting they attend during 2006 and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Amended and Restated Deferred Compensation Plan. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name on the date that they would otherwise have been paid in cash. Amounts deferred are initially credited in cash, but provided the director remains an outside director and is not otherwise entitled to a distribution under the Directors’ Plan on the last day of the calendar year, all cash amounts credited to the director’s account for that year will be converted to “stock units.” Each stock unit is deemed to be equivalent to one share of

Common Stock and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the year by the closing price of the Common Stock on the last trading day of the calendar year. Each participant’s account will be similarly credited in cash for dividends paid during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

Amounts deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Amounts deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the amounts were deferred. All amounts also become payable upon a “change in control” of the Company, as such term is defined in the Directors’ Plan. In the sole discretion of the Company, the form of payment for stock units to be paid out under the Directors’ Plan may be either in cash or Common Stock. Stock units paid in cash will be valued using the closing price of the Common Stock on the last trading day immediately preceding the date the director becomes eligible to receive benefits. Any amounts credited to a director’s account in cash and not yet converted to stock units at the time the director becomes eligible to receive benefits will be paid in cash. For the year ended December 31, 2005, the Company recognized $320,000 of expense related to the Directors’ Plan.

Supplemental Executive Retirement Plan for Directors. In May 2005, the Company established a supplemental retirement plan for certain of the Company’s directors who were serving as directors at that time (the “Supplemental Director Plan”). The Supplemental Director Plan is intended to compensate Company directors for the additional time spent on Company activities over the last several years without any corresponding increases in the director fees. The Supplemental Director Plan provides for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. Assuming all current participants had 10 years of service, the total maximum payment under the Supplemental Director Plan would be approximately $4.1 million. If all amounts were paid based on years of service as of the date hereof, the total payment to the current participants would be approximately $3.4 million. All current directors, except B. Grant Yarber, James G. McClure, Jr., James A. Barnwell, Jr., Richard H. Shirley and Ernest A. Koury, Jr., are eligible to participate in the Supplemental Director Plan, and it is not anticipated at this time that any future directors will be permitted to participate in the Supplemental Director Plan.

Additional retirement benefits accrue after each year of service and are payable for a maximum of 10 years of service. In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the board, in lieu of the annual retirement benefits described above, the director will instead receive a lump sum payment. The lump sum will be equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. In the event of a director’s disability (as defined in the Supplemental Director Plan), the director’s accrued benefit will be paid to the director for the number of years equal to the director’s total years of service accrued under the Supplemental Director Plan. In the event of a director’s death prior to distribution of all benefits due under the Supplemental Director Plan, the director’s remaining benefits will be paid to the director’s designated beneficiary.

Other. Each of our directors is also covered by director and officer liability insurance and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with attendance at board or committee meetings.

Executive Compensation

The following executive compensation disclosure reflects compensation for the Company’s current Chief Executive Officer, the Company’s other most highly compensated executive officer whose total salary and bonus in 2005 exceeded $100,000, and two former executive officers who would have been among the four most highly compensated but for the fact that they were not serving as executive officers at the end of 2005 (each, a “named executive officer” and collectively, the “named executive officers”):

Summary Compensation Table

	Annual Compensation (1)					Long-Term Compensation	All Other Compensation (2)
Name and Principal Position	Year	Salary		Bonus		Number of Securities Underlying Stock Options
B. Grant Yarber President and Chief Executive Officer	2005 2004 2003	$ $ $	275,000 223,333 59,584	$ $ $	175,000 155,000 65,000	— 10,000 20,000	$ $ $	10,932 13,000 38,229
Richard W. Edwards (3) Former Executive Vice President and Chief Financial Officer	2005 2004	$ $	111,978 127,500	$ $	— 50,000	— 10,500	$ $	6,719 4,500
Mark J. Redmond (4) Executive Vice President and Chief Credit Officer	2005		$92,077		$50,000	5,000		$46,517
Karen H. Priester (5) Former Senior Vice President and Chief Credit Officer	2005 2004 2003	$ $ $	194,173 120,000 106,500	$ $ $	— 37,500 50,000	— 3,500 5,000	$ $ $	24,600 7,200 6,407

(1)	As permitted by SEC rules, no amounts are shown for any executive officer with respect to perquisites, where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the executive officer, or (ii) $50,000.
(2)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column include matching contributions by the Company under the Capital Bank 401(k) Retirement Plan. During 2005, the Company’s matching contributions were $10,932 for Mr. Yarber, $6,719 for Mr. Edwards, $3,555 for Mr. Redmond and $2,625 for Ms. Priester. During 2004, the Company’s matching contributions were $13,000 for Mr. Yarber, $4,500 for Mr. Edwards and $7,200 for Ms. Priester. During 2003, the Company’s matching contribution for Ms. Priester was $6,047.
In August 2003, Mr. Yarber was named Executive Vice President and Chief Operating Officer of the Company. Amounts shown for 2003 in “All Other Compensation” include $38,229 of relocation expenses paid on Mr. Yarber’s behalf.
(3)	Mr. Edwards resigned as Chief Financial Officer of the Company and Capital Bank effective July 7, 2005.
(4)	In May 2005, Mr. Redmond was hired as Executive Vice President and Chief Credit Officer of the Company. Amounts shown for 2005 in “All Other Compensation” include $42,962 of relocation expenses paid on Mr. Redmond’s behalf.
(5)	Ms. Priester resigned as Chief Credit Officer of the Company and Capital Bank effective April 25, 2005. Capital Bank entered into an agreement with Ms. Priester for severance and other benefits. In connection with her resignation, Capital Bank paid Ms. Priester a lump sum payment of $152,500 and transferred title to Ms. Priester of her company car, which had an estimated fair value of $21,975. Amounts shown for 2005 in “All Other Compensation” include $2,625 contributed to Ms. Priester’s 401(k) account and $21,975 representing the estimated value of her company car.

Option Grants in Last Fiscal Year

The following table reflects stock options granted during the past fiscal year to the named executive officers by the Board of Directors. No stock appreciation rights were granted to the named executive officers during 2005. All options expire 10 years from the date of grant or, if sooner, 90 days after termination of employment:

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Mark. J. Redmond	5,000	52.1%	$17.31	05/31/15	$54,431	$137,938

(1)	Potential realizable value of grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the respective term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company’s Common Stock increasing to $28.20 and $44.90 per share, respectively.
(2)	Options to purchase an aggregate of 8,600 shares were granted to employees in 2005.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

The following table sets forth information with respect to option exercises by the named executive officers for the fiscal year ended December 31, 2005 and held by them as of that date:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
B. Grant Yarber	—	$—	30,000	—	$800	$—
Mark J. Redmond	—	$—	5,000	—	$—	$—
Karen H. Priester	5,000	$25,950	—	—	$—	$—

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $15.35 per share, the closing price of the Company’s Common Stock reported on the Nasdaq National Market on December 31, 2005.

Supplemental Executive Retirement Plan for Executive Officers

In May 2005, the Company established a supplemental retirement plan for certain of the Company’s executive officers who were serving as executive officers at that time (the “Supplemental Executive Plan”). Specifically, B. Grant Yarber, Richard W. Edwards, and Mark J. Redmond, as well as other members of management designated by the Compensation/Human Resources Committee of the Company’s Board of Directors, were eligible to participate in the Supplemental Executive Plan.

Under the Supplemental Executive Plan, participants will receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment less certain amounts the Company contributes towards the participant’s retirement, including Company paid matching contributions to the Company’s 401(k) Retirement Plan and 50% of the participant’s projected social security benefit. Should the Company adopt other qualified ERISA retirement plans, those additional future benefits would also reduce the benefits under the Supplemental Executive Plan. Benefits under the Supplemental Executive Plan will vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually each year thereafter. The Company’s Board of Directors or an appropriate committee of the board may grant credit for years of service prior to the effective date of the Supplemental Executive Plan.

Under the Supplemental Executive Plan, retirement benefits will be paid annually for a number of years equal to the executive’s years of service with the Company, up to a maximum of 17 years. However, in the event of a change in control (as defined in the Supplemental Executive Plan) or in the event of a participant’s death while employed by the Company, a participant will instead receive a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Supplemental Executive Plan had the participant retired with 17 years of service on the date of such event. In the event of a participant’s disability (as defined in the Supplemental Executive Plan), the participant’s benefits will be paid based on the total years of service earned under the Supplemental Executive Plan through the date of disability.

The following table sets forth the estimated limited annual pension benefits payable at the later of termination of employment or normal retirement age of 58 for certain of the Company’s executive officers under the Supplemental Executive Plan. At this time, B. Grant Yarber and Mark J. Redmond are the only executive officers participating in the Supplemental Executive Plan. Richard W. Edwards, the Company’s former Chief Financial Officer, was selected as a participant in the Supplemental Executive Plan but terminated employment prior to accruing any vested benefits under the Supplemental Executive Plan.

Pension Plan Table

Average Annualized Compensation

(three-year average by target benefit percentages)

	Years of Service Following Adoption of Plan
	0–3 Years	4 Years	5 Years	6 Years	7 Years	8+ Years
	(0% vested)	(20%)	(40%)	(60%)	(80%)	(100%)
$100,000
35%	$0	$7,000	$14,000	$21,000	$28,000	$35,000
75%	0	15,000	30,000	45,000	60,000	75,000

$150,000
35%	0	10,500	21,000	31,500	42,000	52,500
75%	0	22,500	45,000	67,500	90,000	112,500

$200,000
35%	0	14,000	28,000	42,000	58,000	70,000
75%	0	30,000	60,000	90,000	120,000	150,000

$250,000
35%	0	17,500	35,000	52,500	70,000	87,500
75%	0	37,500	75,000	112,500	150,000	187,500

$300,000
35%	0	21,000	42,000	63,000	84,000	105,000
75%	0	45,000	90,000	135,000	180,000	225,000

$350,000
35%	0	24,500	49,000	73,500	98,000	122,500
75%	0	52,500	105,000	157,500	210,000	262,500

$400,000
35%	0	28,000	56,000	84,000	112,000	140,000
75%	0	60,000	120,000	180,000	240,000	300,000

$450,000
35%	0	31,500	63,000	94,500	126,000	157,500
75%	0	67,500	135,000	202,500	270,000	337,500

$500,000
35%	0	35,000	70,000	105,000	140,000	175,000
75%	0	75,000	150,000	225,000	300,000	375,000

$600,000
35%	0	42,000	84,000	126,000	168,000	210,000
75%	0	90,000	180,000	270,000	360,000	450,000

$700,000
35%	0	49,000	98,000	147,000	196,000	245,000
75%	0	105,000	210,000	315,000	420,000	525,000

$800,000
35%	0	56,000	112,000	168,000	224,000	280,000
75%	0	120,000	240,000	360,000	480,000	600,000

Benefits shown in the above table represent cash payments that will be made annually for a number of years equal to a participant’s total “Years of Service” accrued under the Supplemental Executive Plan, up to a maximum of 17 years. As of December 31, 2005, Mr. Yarber had accrued two “Years of Service,”and Mr. Redmond had accrued one “Year of Service” under the Supplemental Executive Plan.

“Average Annualized Compensation” is the average of a participant’s annualized base salary over the final three years of employment with the Company. For executive officers, current Average Annualized Compensation for purposes of the Supplemental Executive Plan may be estimated using the “Salary” amounts shown in the Summary Compensation Table set forth elsewhere in this Proxy Statement.

The Supplemental Executive Plan is intended to provide each participant with limited supplemental retirement income equal to a designated percentage of a participant’s Average Annualized Compensation (the “Benefit Percentage”) for a limited number of years following termination of employment. Each participant’s Benefit Percentage is set by the Compensation/Human Resources Committee of the Company’s Board of Directors. Mr. Yarber’s Benefit Percentage is 75%, and Mr. Redmond’s Benefit Percentage is 35%, of their respective Average Annualized Compensation. As noted above, benefits shown in the table are prior to deductions for 50% of social security benefits and all employer contributions under the Company’s qualified pension plan or plans.

Employment Agreements

Capital Bank has entered into an employment agreement with Mr. Yarber, pursuant to which Mr. Yarber’s salary may be reviewed and adjusted at Capital Bank’s discretion in accordance with Capital Bank’s policies, procedures and practices as they may exist from time to time. Mr. Yarber’s salary was increased to $275,000 effective January 1, 2005. Pursuant to the terms of the agreement, Mr. Yarber is eligible for performance bonuses and other benefits available to executives of the Company. In the event of no change in control of the Company, and Mr. Yarber is terminated without cause or Mr. Yarber terminates the agreement for good reason, Mr. Yarber would be entitled to his salary, bonus and continued participation in certain benefit plans for a minimum of one year and a maximum of two years if Mr. Yarber hadn’t obtained new employment at a comparable compensation package. The Company may terminate Mr. Yarber’s employment for cause, in which event the Company would be required to pay only Mr. Yarber’s compensation due at termination.

In the event of a change in control, Mr. Yarber is entitled to compensation equal to 2.99 times the amount of his most recent annual compensation, including the amount of his most recent bonus, if his employment is terminated within twelve months of the change in control. If Mr. Yarber’s employment is terminated more then twelve months but not more than twenty-four months after the change in control, he is entitled to two times his respective most recent annual compensation. If his employment is terminated more then twenty-four months but less than thirty-six months after a change in control, he is entitled to one time his most recent annual compensation. Mr. Yarber will also be entitled to a continuation of all employee benefits for the time periods he receives payments as a result of a change in control and a lump sum payment of pension/retirement plan contributions. No payments are due Mr. Yarber if his employment is terminated after more than thirty-six months after a change in control.

Severance Agreement with Karen H. Priester

On April 25, 2005, Karen H. Priester resigned from the Company and Capital Bank, and in connection with her resignation entered into an agreement with Capital Bank for severance and other benefits. Under the terms of the agreement, Capital Bank paid Ms. Priester a lump sum of $152,500, and transferred title to Ms. Priester of her company car with an estimated fair value of approximately $21,975. Capital Bank also agreed to pay Ms. Priester’s medical and dental insurance for the lesser of 12 months or until she is covered under another group health and dental plan. In addition, Capital Bank agreed to pay Ms. Priester attorney fees in the amount of $20,000. The agreement includes restrictive covenants pursuant to which Ms. Priester has agreed not to solicit or interfere with Capital Bank’s relationship with any person or entity that has been a customer of Capital Bank or employ, offer employment to, or otherwise solicit for employment any person employed by Capital Bank during the last year of her employment.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by security holders (2)	336,736	(3)	$13.70	214,470	(4)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	336,736		$13.70	214,470

(1)	Refers to shares of Common Stock.
(2)	The Company has assumed outstanding options originally granted by Home Savings Bank, First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:
•	Home Savings Bank – 19,664 shares at an average weighted exercise price of $8.98 per share.
•	First Community Financial Corporation – 108,510 shares at a weighted average exercise price of $6.62 per share.
•	High Street Corporation – 90,198 shares at an average weighted exercise price of $11.96 per share.
(3)	Includes 277,450 shares issuable upon exercise of outstanding options under the Capital Bank Corporation Equity Incentive Plan (the “Equity Incentive Plan”) and 59,286 shares allocated to participant accounts under the Directors’ Plan.
(4)	Includes 186,709 shares remaining for future issuance under the Equity Incentive Plan and 27,761 shares remaining for future issuance under the Directors’ Plan.

Options Assumed in Corporate Acquisitions. In connection with the Company’s acquisitions of Home Savings Bank, First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2005, these assumed options were exercisable for a total of 218,372 shares at a weighted average exercise price of $9.04 per share. The options originally granted by Home Savings Bank, First Community Financial Corporation and High Street Corporation are fully vested and exercisable. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

Compensation/Human Resources Committee Report

General. The Compensation/Human Resources Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for each of the Company’s officers, including the named executive officers.

Executive Compensation Philosophy. The Company is committed to implementing a scheme of executive compensation that will contribute to the achievement of the Company’s business objectives. The Company believes that it has an executive compensation program that: (i) fulfills the Company’s business and operating needs, comports with its general human resource strategies and enhances shareholder value; (ii) enables the Company to attract and retain the executive talent essential to the Company’s achievement of its business objectives; (iii) rewards executives for accomplishment of pre-defined business goals and objectives; and (iv) provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

The Company’s policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more profitable financial services companies, including banks.

Elements of Executive Compensation. Compensation of executives consists of the same components as the compensation of other Company employees: base salary, company paid benefits (consisting principally of group health or other insurance), bonuses and stock options pursuant to the Equity Incentive Plan. These components combine fixed and variable elements to create a total compensation package, which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary. Base salary represents the fixed component of the Company’s executive compensation program. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable financial services companies, including banks, using regional and national salary surveys. Individual salaries may be above or below the competitive norm, depending on the executive’s tenure in his position and performance. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The Compensation/Human Resources Committee considers the following factors in approving adjustments to salary levels for the Company’s officers: (i) the relationship between current salary and appropriate internal and external salary comparisons; (ii) the average size of salary increases being granted by competitors; (iii) whether the responsibilities of the position have changed during the preceding year; and (iv) the individual’s performance as reflected in the overall manner in which his assigned role is carried out.

Annual Performance Awards. Annual performance awards are intended to serve many functions, including compensating executive officers for specific achievements on behalf of the Company’s performance and their individual achievements, encouraging the retention of key executives and other officers, and aligning the officers’ interests with those of the Company’s shareholders. Annual performance awards are discretionary and are generally paid in cash at the end of each fiscal year.

The Compensation/Human Resources Committee met seven times during 2005. For purposes of annual performance awards for 2005, the executive officers were evaluated on the following criteria: leadership, execution of the business plan, credit quality, infrastructure process improvement, profitability and return for shareholders. The Compensation/Human Resources Committee reviewed the progress throughout the year, evaluating the cumulative results at year-end.

Based on the foregoing, the Company awarded the following cash bonuses to the named executive officers for their performance and contributions in fiscal 2005:

Named Executive Officer	Cash Bonus Award
B. Grant Yarber	$175,000
Richard W. Edwards (1)	$0
Mark J. Redmond (2)	$50,000
Karen H. Priester (3)	$0

(1)	Mr. Edwards resigned as Chief Financial Officer of the Company and Capital Bank effective July 7, 2005.
(2)	Includes $15,000 signing bonus upon commencement of Mr. Redmond’s employment in May 2005.
(3)	Ms. Priester resigned as Chief Credit Officer of the Company and Capital Bank effective April 25, 2005.

Benefits. Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

Stock Option Grants. Stock options are intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders.

All employees of the Company are eligible to receive annual stock option grants. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Board of Directors believes that employees at higher levels in the Company have a greater opportunity to influence and contribute to shareholder value.

Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

The process of determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

Other. In addition to the above forms of compensation, the Company also provides group term life insurance for its employees, including executive officers. Executive officers generally also participate in the Company’s 401(k) Retirement Plan, pursuant to which eligible employees may elect to defer a percentage of their compensation, with the Company matching contributions of up to six percent of the employee’s salary. Finally, certain of the Company’s executive officers, including its Chief Executive Officer, are parties to employment agreements that provide for continued salary, bonus and benefits for a certain period of time upon termination of employment following a change of control of the Company. In addition, Mr. Yarber and Mr. Redmond are participants in the Supplemental Executive Plan, which is described under the heading “Supplemental Executive Retirement Plan for Executive Officers” above. The Compensation/Human Resources Committee considers these other forms of compensation, as well as perquisites made available to executives, when setting annual base salary and incentive compensation.

CEO Compensation. In 2005, B. Grant Yarber’s base salary was set competitively relative to other chief executive officers in financial service companies in the Company’s market area. Mr. Yarber’s compensation was reviewed and set by the Compensation/Human Resources Committee and ratified by the full Board of Directors without Mr. Yarber’s participation. In determining Mr. Yarber’s base salary as well as annual performance bonus, the Compensation/Human Resources Committee reviewed independent compensation data and financial and operational results of the Company for fiscal year 2005 as compared against budgets and peer businesses and considered: leadership, earnings per share targets, credit quality, and deposit and balance sheet growth targets. The Compensation/Human Resources Committee also took into account comparable executive compensation levels of peer institutions. The Compensation/Human Resources Committee and the Board of Directors collectively reviewed Mr. Yarber’s total 2005 compensation and determined it to be appropriate given Mr. Yarber’s duties, responsibilities and overall performance for the year.

As with the Company’s other officers, Mr. Yarber’s total compensation involved certain subjective judgments and was not based solely upon any specific objective criteria or weighing. The Compensation/Human Resource Committee believes that Mr. Yarber’s base salary is generally competitive with the average salary paid to executives of similar rank and expertise at other banking institutions that the Compensation/Human Resource Committee considers to be comparable.

Conclusion. The Board of Directors believes that these officer compensation policies and programs effectively promote the Company’s interests and enhance shareholder value.

This report is submitted by the members of the Compensation/Human Resources Committee:

Leopold I. Cohen, Chairman	O. A. Keller, III
John F. Grimes, III	Don W. Perry
Robert L. Jones

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Audit Committee operates pursuant to an Audit Committee Charter that was amended and restated by the Board of Directors on December 15, 2005, and is attached hereto as Appendix A. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and for attesting to management’s report on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process, and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

During 2005, the Audit Committee met thirteen times. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the Company’s internal auditor and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation report. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; has discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence; and has satisfied itself as to the independent registered public accounting firm’s independence. When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether the services it provided to the Company beyond those rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining independence. The Audit Committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based upon the reports, reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the amended and restated Audit Committee Charter attached hereto as Appendix A, the Audit Committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the SEC. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit Committee:

James D. Moser, Jr., Chairman	Carl H. Ricker, Jr.
O. A. Keller, III	Richard H. Shirley
George R. Perkins, III	Samuel J. Wornom, III
Don W. Perry

Comparison of Cumulative Total Return

The following graph compares the cumulative total shareholder return on the Common Stock since the last trading day of 2000 and on the last trading day of each subsequent year with the cumulative return for the same period of (i) all companies listed on the Nasdaq Stock Market and (ii) the SNL Securities Bank Index for banks with $500 million to $1 billion in assets. The Common Stock began trading on the Nasdaq SmallCap Market on December 18, 1997. Since April 1, 2002, the Common Stock has traded on the Nasdaq National Market. The graph assumes that at the beginning of the period indicated, $100 was invested in the Common Stock and the stock of the companies comprising the other indices indicated, and that all dividends, if any, were reinvested.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Capital Bank Corporation Common Stock	100.00	123.43	149.38	181.78	218.26	185.30
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $500M–$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26

Source: SNL Financial LC, Charlottesville, VA 2006. Used with permission. All rights reserved. www.snl.com.

Certain Transactions

Certain of the directors and executive officers of the Company are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 2005, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $43.7 million (representing 52.3% of the Company’s total shareholder equity), and during 2005 the outstanding balance did not exceed $60 million. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during 2005. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability or contain other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 2005, the Company paid legal fees to such firm for services rendered in 2005 in the aggregate amount of approximately $681,000.

The Company leases certain office space for its headquarters from Crabtree Park, LLC, a company owned by SBJ Growth, LC, which is, in turn, owned by a series of trusts in each of which Robert L. Jones, a director of the Company, has a 25% beneficial interest. The lease for office space is between the Company and Crabtree Park, LLC. Prior to entering into the lease, the Company explored several other office sites for the relocation of its executive offices and, after evaluating competitive offers for office space at several other locations, selected the site owned by Crabtree Park, LLC. The lease, which is for a ten-year term, allocates 14,577 square feet at a price of $17.25 per square foot for executive offices, and 3,000 square feet at a price of $21.50 per square foot for a branch office. The Company moved into this space in July 2000. During 2005, the Company paid rental payments to Crabtree Park, LLC in the aggregate amount of approximately $472,000. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $206,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Mr. Ricker for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the first five years is approximately $113,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company rents an airplane for business travel on an hourly basis from West Wing Aviation, LLC. West Wing Aviation, LLC leases the aircraft used by the Company from a company owned by the son of O. A. Keller, III, our Chairman of the Board. During 2005, rental payments from the Company to West Wing Aviation, LLC totaled approximately $57,000. In addition, Samuel J. Wornom, III, a director of the Company, rents the same aircraft from West Wing Aviation, LLC and uses a Company employee to pilot the plane. Mr. Wornom reimburses the Company for a pro-rata portion of such employee’s salary and benefits, which is approximately $1,250 per month.

The Company entered into a lease agreement in November 2005 for its new headquarters with 333 Ventures, LLC. Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company, of which J. Rex Thomas, a director of the Company, is the President and represented the Company in the lease negotiations. Grubb & Ellis|Thomas Linderman Graham will receive a commission of approximately $227,000 from 333 Ventures, LLC for the services provided. The commission will be paid as follows: $113,000 in 2005, $73,000 in 2006, $21,000 in 2007 and $20,000 in 2008. Mr. Thomas will receive 40% of the commission paid to Grubb & Ellis|Thomas Linderman Graham as compensation.

The Company has adopted a policy that it will not enter into any material transaction in which a Company director, officer or shareholder has a direct or indirect financial interest unless the transaction is reviewed and approved by the Company’s Audit Committee in accordance with applicable Nasdaq Marketplace Rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2005, except that Mr. Thomas failed to timely file one Form 4 report covering one late transaction and two other timely transactions.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee will evaluate the matter and consider what action, if any, to take as a result. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Grant Thornton LLP was originally appointed by the Audit Committee on April 8, 2005. Grant Thornton replaced PricewaterhouseCoopers LLP (“PWC”), which had served as the Company’s independent registered public accounting firm since 1997. In connection with PWC’s audits during the two fiscal years ended December 31, 2004 and 2003, and through the date of the Audit Committee’s action replacing PWC, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PWC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements.

PWC’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During 2004 and 2003 there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the SEC’s Regulation S-K or any “consultations” with Grant Thornton LLP of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Audit Firm Fee Summary

For the years ended December 31, 2005 and 2004, the Company retained Grant Thornton LLP and PWC, respectively, to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2005 were billed by Grant Thornton LLP, and fees for fiscal 2004 were billed by PWC.

	Fiscal 2005	Fiscal 2004
Audit	$159,453	$275,330
Audit-Related	$14,801	$30,174
Tax	$—	$—
All Other	$15,937	$—

Total	$190,191	$305,504

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal controls over financial reporting for fiscal years 2005 and 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2005 and 2004, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, collateral verification audits and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services, including the review of registration statements, provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” During 2005, the Company paid $6,837 and $9,100 to Grant Thornton LLP and PWC, respectively, for services rendered in connection with the review of registration statements filed by the Company.

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Grant Thornton LLP in fiscal 2005, and determined that such services and fees were compatible with its independence. During 2005, Grant Thornton LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-Audit Services. The Audit Committee Charter contains the Company’s policy regarding the approval of audit and non-audit services provided by the independent registered public accounting firm. According to that policy, the Audit Committee must pre-approve all services, including all audit and non-audit services to be performed by the independent registered public accounting firm. In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2007 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 29, 2006, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2007 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Raleigh, North Carolina 27601, on or before March 14, 2007, which is not later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to A. Christine Baker, P.O. Box 18949, Raleigh, North Carolina 27619.

Shareholders Sharing the Same Last Name and Address. Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to A. Christine Baker, P.O. Box 18949, Raleigh, North Carolina 27619. Shareholders sharing an address and currently receiving a single copy may contact Ms. Baker as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Ms. Baker as described above.

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Nancy A. Snow
Vice President and Corporate Secretary
April 28, 2006

APPENDIX A

CAPITAL BANK CORPORATION

AUDIT COMMITTEE CHARTER

Purpose/Mission

The corporate bylaws of the Capital Bank Corporation (the “Corporation”) provide for an Audit Committee (“Committee”) as a standing Committee of the Board of Directors (“Board”). In addition, audit committees and their duties are mandated by federal securities laws and National Association of Securities Dealers (“NASD”) regulations for all public companies, and by the Federal Deposit Insurance Corporation (“FDIC”) for depository institutions insured by the FDIC because audit committees are deemed an important component of effective depository institution oversight. These requirements may be satisfied by a holding company audit committee provided it meets the requirements imposed on the respective depository institution.

The mission of the Committee is to assist the Board in the discharge of its responsibilities as they relate to the organization’s system of internal controls, audit issues, self assessment, and other issues. Internal control issues include operational, financial reporting, and compliance objectives consistent with the Corporate Policy on Internal Control. Audit issues include the activities of internal auditors, independent registered public accounting firms, and regulators. Self assessment includes establishing a written charter for the Committee and assessing the Committee’s effectiveness on a periodic basis. Other issues include oversight of subsidiary Audit Committee activities.

The Committee shall take care not to become involved in day-to-day operations as this would diminish the Committee’s independence, credibility, and effectiveness. In addition, to ensure its effectiveness, the Committee’s duties shall be limited to a level commensurate with its resources. The Committee’s responsibility is oversight, and the Committee recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements.

Organization

The Committee shall consist of not less than three outside directors who are independent of management. Members of the Committee must meet the following criteria (as well as any additional criteria required by the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”), the Securities and Exchange Commission (“SEC”), the NASD and the FDIC (collectively, the “Regulatory Standards”)):

•	Each independent member will meet the experience and independence requirements of the NASD Marketplace Rules and the SEC rules and regulations;

•	Each member will be able to read and understand fundamental financial statements in accordance with the NASD Marketplace Rules;

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background; and

•	At least one member will be an “audit committee financial expert” in accordance with the rules and regulations of the SEC.

If any provision of this Committee charter (the “Committee Charter”) is deemed to be inconsistent with the Regulatory Standards so adopted, such Regulatory Standard(s) shall apply in lieu of the provisions of this Committee Charter.

The maximum size may vary, but the Committee should be small enough so that each member is an active participant. The Committee shall have a Chairperson designated by the Board. The Committee shall be made up of outside directors who are independent of management, and who satisfy any specific regulatory requirements, which may be established.

The term of appointment to the Committee shall be at the discretion of the Board, but it is desirable to have terms arranged so that continuity is maintained and, at the same time, members can bring fresh perspectives to the work of the Committee.

Meetings

The Committee shall meet on a regular basis at least three to four times each year, and special meetings shall be called as circumstances dictate. Agendas for the meetings will generally be determined by the Chairman with input from the internal auditor, independent registered public accountant, other committee members, regulators and management. The Audit Committee shall meet periodically in separate executive sessions with management, the internal auditor and the independent registered public accountant, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Committee shall maintain minutes and other relevant records of its meetings and activities which satisfy any specific regulatory requirements that may be established.

Authority

The Committee is authorized to conduct those activities necessary to fulfill its required activities on behalf of the Board. Committee members shall be free to exercise independent and objective judgment. The Committee shall have the authority to investigate any organizational activity it deems necessary and appropriate. The Committee shall have unrestricted access to any of the organization’s records, policies, plans, procedures, physical properties, and personnel. Further, the Committee is authorized to expend organizational resources whenever necessary to fulfill its responsibilities. This includes: the authority to utilize the internal audit staff, internal counsel, and the organization’s outside counsel; and to employ outside consultants, or administrative support at organizational expense. In addition, the Committee shall have access to its own outside counsel and other advisors whom it may retain at organizational expense without prior permission of the Board or management. Such outside counsel shall satisfy any specific regulatory requirement which may be established. The internal auditor will report directly to the Audit Committee.

Responsibility

The Committee Chairperson shall have the Committee Charter approved annually by the Board. Changes to the Committee Charter, whether initiated by the Committee or the Board, may be approved at any meeting of the Board.

It is the Board’s responsibility to ensure compliance with the Regulatory Standards. The Committee Chairperson shall review the Regulatory Standards with, and have the Committee’s membership qualifications approved by, the Board at each Annual Board Meeting. Qualifications of new members shall be approved by the Board prior to their joining the Committee.

Committee members must stay informed and be vigilant in their role in order to be effective. The Committee shall establish and maintain communication between the Board, independent registered public accountant, chief internal auditor, and management. The Committee Chairperson will report the activities of the Committee to the Board so that the Board is kept informed of the Committee’s activities on a current basis. The minutes of the Committee’s meetings may be used to report the Committee’s activities to the Board.

The Committee shall meet with management, external and internal auditors, and others as necessary; however, the Committee shall receive oral reports from independent public auditors and activity reports from internal auditors in private session, as necessary, without the presence of management.

The Committee’s duties shall include:

Internal Control

•	Receiving reports from the internal auditor regarding the adequacy of ongoing internal control and in particular, management’s handling of identified significant deficiencies and material weaknesses in internal control over financial reporting (“internal controls”) and other reportable conditions. For subsidiaries which are federally insured depository institutions, internal controls and information systems appropriate to the size of the institution, and the nature and scope of activities, are required and must provide for: an organizational structure that establishes clear lines of authority and responsibility for monitoring adherence to prescribed policies; effective risk assessment; timely and accurate financial, operational and regulatory reports; adequate procedures to safeguard and manage assets; and compliance with applicable laws and regulations.

•	Inquiring of management and the independent registered public accountant as to whether the control environment, system, and procedures are adequate.

•	Reviewing the adequacy of the organization’s policy statements, including the Code of Ethics, regarding illegal or unauthorized payment, conflict of interest, and fiduciary and general business ethics. Receiving reports outlining the control process designed to ensure compliance with the organization’s Code of Ethics.

•	For subsidiaries which are federally insured depository institutions, reviewing with the chief internal auditor and management form the basis for: (1) the annual management report signed by the chief executive officer and chief accounting or financial officer containing a statement of management’s responsibilities for preparing financial statements, for establishing and maintaining an adequate internal control structure and procedures for financial reporting, and for complying with laws and regulations relating to safety and soundness which are designated by the appropriate federal banking agency; (2) assessments by management of the effectiveness of such internal control structure and procedures and compliance with such laws and regulations; and (3) the annual independent audit of the financial statements (comparative annual consolidated balance sheets, statements of income, changes in equity capital, and cash flows, with accompanying footnote disclosures in accordance with generally accepted accounting principles (GAAP) for each of the two most recent fiscal years) made by the independent registered public accounting firm, and any reviews of the quarterly financial reports performed by the independent registered public accounting firm which are specifically mandated by a regulatory authority. (In the event such reviews are mandated, the independent registered public accounting firm should provide the Committee with the reports on the reviews, and the Committee should provide the reports to the regulatory authority.)

•	Satisfying itself that any significant deficiencies and material weaknesses in internal controls are being corrected by management in a timely manner.

•	Overseeing the interim financial reporting process.

•	Reviewing financial statements and associated disclosure items.

•	Ascertaining that information in the Annual Report is consistent with the Committee’s knowledge of the operations of the Corporation.

•	(At the discretion of the Committee) Reviewing annual expense reimbursements paid to executive management.

•	Reviewing the hiring and promotion process of personnel within significant financial oversight positions. Committee members shall participate in the interview process for the Chief Financial Officer and Chief Accounting Officer positions.

Audit Issues

Overseeing the internal and external audit function in a manner which assures: the function’s independence and objectivity; qualified persons to perform internal audits; adequate testing and review of internal controls and information systems; adequate documentation of audit tests and findings and any corrective actions; verification and review of management actions to address identified weaknesses; and review of the effectiveness of the internal audit function.

•	Selecting, evaluating, overseeing, and where appropriate, recommending to shareholders the appointment of the independent registered public accounting firm, which firm shall be ultimately accountable to the Audit Committee and the Board.

•	Satisfying itself as to the independence and competence of the independent registered public accounting firm, including by (i) actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and (ii) taking, or recommending that the Board take, appropriate action to oversee the independence of the independent registered public accounting firm.

•	Reviewing the experience and qualifications of the senior members of the audit team from the independent registered public accounting firm and ensuring the rotation of the lead audit partner of the independent registered public accounting firm every five years or as otherwise may be required by Regulatory Standards adopted from time to time.

•	Ensuring its receipt from the independent registered public accounting firm of a formal written statement delineating all relationships between the independent registered public accounting firm and the Corporation, consistent with Independence Standards Board Standard 1.

•	Engaging in an active dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent registered public accounting firm.

•	Reviewing and approving with management and the independent registered public accounting firm: the scope of the independent audit, any fees paid to the independent registered public accounting firm for audit services, the permissible non-audit services to be performed by the independent registered public accounting firm, and the estimated costs for such permissible non-audit services before they are provided.

•	Setting compensation of the internal auditor.

•	Discussing internal audit issues at its regular meetings.

•	Reviewing analyses and findings resulting from the independent registered public accounting firm’s audit and management’s response to the findings including: critical accounting policies and procedures; significant accounting estimates; adjustments recommended by the independent registered public accounting firm; assessments of the adequacy of internal controls and the resolution of identified material weaknesses/reportable conditions in internal controls; the effect of alternative GAAP methods on the Corporation’s financial statements, including without limitation, the ramifications of such alternatives and the treatment preferred by the independent registered public accountant ; any material written communications between the independent registered public firm and management; a description of any transaction as to which management obtained Statement on Auditing Standards No. 50 letters; and any off-sheet balance arrangements.

•	Reviewing with the independent registered public accounting firm any problems or difficulties the independent registered public accounting firm may have encountered and any management letter provided by the independent registered public accounting firm and the Corporation’s response to that letter. Such review should include:

•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

•	Any changes required in the planned scope of the external audit; and

•	The internal audit department responsibilities, budget and staffing.

•	Reviewing the significant findings from regulatory examinations, including management’s response thereto, and management’s implementation of recommendations.

•	Facilitating candid discussions with the independent registered public accounting firm regarding potential fraud issues.

•	Providing a Committee report to include in the Corporation’s Proxy Statement in accordance with the rules and regulations of the SEC.

Self Assessment

•	Maintaining a Board approved written Committee Charter defining purpose/mission, organization, authority, and responsibility. The Committee Charter shall be included as an appendix to the annual stockholders’ meeting proxy statement once every three years or in the next annual stockholders’ meeting proxy statement after any significant amendment to the Committee Charter.

•	Assessing the effectiveness of the Committee in carrying out its responsibilities in relation to “Best Practices.”

Other Issues

•	Overseeing the activities of Audit Committees of subsidiaries, including approving charters and amendments to any such charters, to be adopted by Audit Committees or boards of subsidiaries to govern the work of Audit Committees of subsidiaries, and reviewing the minutes of Audit Committees of subsidiaries.

•	Establishing procedures for: (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	Reviewing all “related party transactions” for potential conflict of interest situations on an ongoing basis and being responsible for approving all such transactions prior to their consummation. The term “related party transaction” includes all transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

•	Reviewing and approving the Internal Audit Charter.

First approved by the Board of Directors on November 18, 1999, and this amended and restated charter was approved by the Board of Directors on December 15, 2005.

APPENDIX B

REVOCABLE PROXY

CAPITAL BANK CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Grant Yarber and A. Christine Baker, and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s corporate office located at Capital Bank Plaza, 333 Fayetteville Street, Raleigh, North Carolina 27601 on May 25, 2006 at 5:00 p.m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED.

1.	Election of Class III Directors:

☐ For	☐ Withhold	☐ For All Except

Class III Directors

William C. Burkhardt, Leopold I. Cohen, O. A. Keller, III, Ernest A. Koury, Jr., George R. Perkins, III and Carl H. Ricker, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee above, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Ratify appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006:

☐ For	☐ Against	☐ Abstain

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

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Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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